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                                                                   Exhibit 10.18

                               LICENSE AGREEMENT
                               -----------------

      This License Agreement ("Agreement") is effective as of the Effective Date (hereinafter defined), and is by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 12750 High Bluff Drive, Suite 310, San Diego, CA 92130 ("Somaxon"), Synchroneuron, LLC, a Delaware limited liability company having its principal place of business at 69 Fifer Street, Lexington, MA 02420 ("Synchroneuron") and, solely for purposes of Sections 2.1 and 2.4 below, Barry S. Fogel, M.D. ("Advisor").

                                    RECITALS

      WHEREAS, Synchroneuron is the owner of all right, title and interest in certain Initial Patents and Initial Know-How (both as hereinafter defined), and Synchroneuron and, to the extent applicable, Advisor, will be the owners of all right, title and interest in certain Applicable Patent Rights and Applicable Know-How (both as hereinafter defined); and

      WHEREAS, Synchroneuron and, to the extent applicable, Advisor, desire to grant, and Somaxon desires to accept, an exclusive, worldwide, royalty-bearing license to the Initial Patents, the Initial Know-How, the Applicable Patent Rights and the Applicable Know-How to develop and commercialize the Licensed Product(s) (hereinafter defined); and

      WHEREAS, Synchroneuron and Advisor desire to grant, and Somaxon desires to accept, a right of first offer/right of first refusal with respect to Derivative IP Rights (hereinafter defined).

                                   AGREEMENT

      NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.    DEFINITIONS

      For purposes of this Agreement, the following terms shall have the meanings set forth below:

   1.1. "Applicable Patent Rights" shall mean all Directly Applicable patents and patent applications, in each case, which are owned or controlled by Synchroneuron (or Advisor) as of the Effective Date or acquired by Synchroneuron (or Advisor) during the Term, other than the Initial Patents.

   1.2. "Applicable Know-How" shall mean all Directly Applicable Know-How, in each case, which are owned or controlled by Synchroneuron (or Advisor) as of the Effective Date or acquired by Synchroneuron (or Advisor) during the Term, other than the Initial Know-How.

   1.3. "Calendar Year" shall mean each twelve (12) month period ending on December 31.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS
DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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   1.4. "Combination Product" shall mean any product that would be deemed to be a Licensed Product(s) AND either: (a) incorporates one or more active ingredients which alone would be outside the scope of a Valid Claim under the Initial Patents or the Applicable Patent Rights, or (b) incorporates a proprietary dosage delivery system or (c) is sold together with one or more products for a single invoiced price. For the avoidance of doubt, the scope of the License shall extend to Combination Products.

   1.5. "Commercially Reasonable Efforts" shall mean efforts and resources consistent with accepted business practices and legal requirements, and not less than the efforts typically used in the pharmaceutical industry in respect of products at comparable stages of development with similar market potential.

   1.6. "Directly Applicable" shall mean, with respect to patents, patent applications and Know-How, (i) new uses of any of the compounds that are specifically covered in the Initial Patents; (ii) new Combination Products that contain one or more of the compounds that are specifically covered in the Initial Patents; or (iii) new formulations, derivatives or improvements to the compounds that are specifically covered in the Initial Patents, including hydrates, salts, esters, isomers or polymorphs thereof, provided that such formulations, derivatives or improvements are covered by the Initial Patents.

   1.7. "Effective Date" shall mean September 1, 2004.

   1.8. "End-of-Phase 2 Meeting" shall mean the receipt by Somaxon of the FDA's minutes from the meeting to be held between Somaxon and the FDA to discuss the results of the Phase 2 Clinical Trials.

   1.9. "FDA" shall mean U.S. Food and Drug Administration of the United States Department of Health and Human Services and its successor agencies.

   1.10. "IND" shall mean an Investigational New Drug Application as defined under the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they are amended or supplemented from time to time, or an equivalent application under any successor law or regulations.

   1.11. "Initial Know-How" shall mean all Know-How which is owned or controlled by Synchroneuron at the Effective Date and is necessary or useful for the commercial exploitation of the Initial Patents.

   1.12. "Initial Patents" shall mean those United States patents set forth on attached Exhibit 1.12, and all divisions, provisionals, renewals, continuations, continuations-in-part, reissues, and substitutions thereof, any patent term extensions thereof under 35 U.S.C. section 156, and any corresponding foreign patent applications and patent.

   1.13. "Know-How" shall mean trade secrets, inventions, data, processes, procedures, devices, methods, formulas, protocols, information and other know-how, whether or not patentable.

   1.14. "Licensed IP" shall mean the Initial Patents, the Initial Know-How, the Applicable Patent Rights and the Applicable Know-How.

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   1.15. "Licensed Products" shall mean (i) any pharmaceutical product that would, but for the License (defined below) contemplated hereby, infringe any Valid Claim under, or require use of any of, the Licensed IP, including acamprosate, memantine and any combination of acamprosate or memantine with magnesium, and (ii) any modification to such a pharmaceutical product, including
(A) any modification in use, manufacture, preparation, means of delivery or dosage, and (B) reformulations (including, without limitation, extended release formulations and flash dose formulations).

   1.16. "Major Markets" shall mean (i) the United States of America, [***].

   1.17. "NDA" shall mean a New Drug Application as defined under the United States Food, Drug, and Cosmetic Act and applicable regulations promulgated thereunder, as they are amended or supplemented from time to time, or an equivalent application under any successor law or regulations.

   1.18. "Net Sales" shall mean the gross amount billed by Somaxon for Licensed Products, less the following:

              (i) trade, wholesale, quantity or cash discounts, refunds, rebates, charge-backs or retroactive price adjustments, to the extent actually allowed and taken;

              (ii) amounts repaid or credited by reason of rejection or return;

              (iii) bad debts actually incurred;

              (iv) to the extent separately stated on purchase orders, invoices or other documents of sale, any taxes, duties or other governmental charges levied on the production, sale, transportation, delivery, importation or use of a Licensed Product which is paid by or on behalf of Somaxon; and

              (v) actual outbound freight or transportation costs prepaid or allowed and costs of insurance in transit.

Such amounts shall be determined from the books and records of Somaxon, maintained in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied. Somaxon further agrees in determining such amounts it will use Somaxon's then current standard procedures and methodology, to the extent not inconsistent with GAAP.

   1.19. "Phase 2 Clinical Trials" shall mean human clinical trials conducted in subjects to collect preliminary data regarding efficacy of a Licensed Product in the particular medical condition for which it is being studied, as well as to obtain some indication of the dosage regimen required.

   1.20. "Phase 3 Clinical Trials" shall mean pivotal human clinical trials conducted in subjects and intended to generate data concerning the safety and efficacy of a Licensed Product in the particular medical condition for which it is being studied sufficient to support registration of the Licensed Product with FDA.

   1.21. "Positive Data" shall mean data from a clinical study pursuant to an IND first showing statistically significant efficacy between a Licensed Product in an active patient group compared to a placebo patient group based upon either
(i) statistically significant achievement of the primary endpoint of the study or (ii) Somaxon's determination to proceed with clinical development based on any secondary analysis of the clinical study data.

   1.22. "Product/Data Access Date" shall mean the earlier of the date of Somaxon's receipt of access to: (i) clinical quantities of supply of the finished form of a Licensed Product (i.e., from [***] or any other supplier) and preclinical data with respect to a Licensed Product that are sufficient in Somaxon's reasonable judgment to proceed with the preparation and filing of a Somaxon-sponsored IND application; or (ii) clinical quantities of supply and preclinical data that are sufficient in Somaxon's reasonable judgment to proceed with the development of a Licensed Product.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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   1.23. "Sublicense Fees" shall mean any and all license fees, milestone payments, royalties or any other payments or consideration received by Somaxon as a result of any sublicense of its rights under this Agreement. Sublicense Fees shall not include any amounts received (a) solely for ongoing research, development, sales or marketing support to the extent that (i) such amounts are paid prior to or at the same time as the performance of the activities to which they relate and (ii) such amounts represent no more than the actual amounts expended on such activities or (b) in the form of debt financing or bona fide equity investments in Somaxon made in connection with a corporate partnership, collaboration, co-promotion or similar arrangement, provided (i) such debt financing or equity investments are on terms that are consistent with independent third party valuation of such debt or equity securities, or (ii) the funds provided as part of such debt financing or equity investment are substantially used for the commercialization of the Licensed IP.

   1.24. "Term" shall mean such period of time from the Effective Date through the expiration of the last to expire patent within the Initial Patents and any Applicable Patent Rights.

   1.25. "Valid Claim" shall mean an issued claim of an unexpired patent, or a claim of a pending patent application, which shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

      Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," and derivative or similar towards refer to this entire Agreement; (d) the terms "Article," "Section" or "Exhibit" refer to the specified Article, Section or Exhibit of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase, "and/or"; and (f) the term "including" means "including without limitation." All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP, consistently applied.

2. GRANT OF RIGHTS

   2.1. License. Subject to the terms and conditions of this Agreement and compliance therewith, Synchroneuron and, to the extent applicable, Advisor, hereby grant to Somaxon an exclusive (even as to Synchroneuron), royalty bearing, non-transferable (except as expressly provided herein), world-wide license under the Licensed IP to develop, make, have made, use, sell, offer to sell, import and export (or otherwise commercialize) Licensed Products (the "License").

   2.2. Right to Sublicense. Subject to the terms and conditions of this Agreement and compliance therewith, Somaxon shall have the right to grant sublicenses under the License to third parties for (i) the marketing, sale or distribution of approved Licensed Products, or (ii) the clinical development of unapproved Licensed Products (individually, a "Sublicense"). Somaxon shall promptly provide Synchroneuron with a copy of any agreement relating to any Sublicense granted by Somaxon, which agreement shall include the name of the sublicensee and the royalty rate and other applicable economic terms of such Sublicense. Any Sublicense granted


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by Somaxon shall be consistent with Somaxon's obligations under this
Agreement. If a sublicensee materially breaches the Sublicense agreement, Somaxon shall take reasonable steps to enforce the terms of such Sublicense against the sublicensee, including termination if such breach is not cured and pursuit of any fees or other consideration payable to Somaxon pursuant to such Sublicense. Any Sublicense (a) shall not relieve Somaxon of its payment obligations to Synchroneuron under this Agreement and (b) shall be co-terminus with this Agreement. In connection with any Sublicense, Somaxon shall be required to make the payments to Synchroneuron consisting of those percentages of the Sublicense Fees set forth in Section 4.12 below.

   2.3. Disclosure of Licensed IP. Prior to the Effective Date, Synchroneuron has delivered to Somaxon or provided Somaxon with copies, and Somaxon acknowledges receipt, of (1) all documents, drawings, specifications, programs, devices and equipment relating to, and all other tangible manifestations of, the Initial Know-How; and (2) all patent applications (for which US patents have not issued) included in the Initial Patents. In addition, following the Effective Date, Synchroneuron shall promptly deliver to Somaxon or provide Somaxon with copies of (1) all documents, drawings, specifications, programs, devices and equipment relating to, and all other tangible manifestations of, the Applicable Know-How; and (2) all patent applications (for which US patents have not issued) included in the Applicable Patent Rights.

   2.4. Right of First Offer/Right of First Refusal.

      2.4.1 In the event that either of Synchroneuron or Advisor develops or acquires any patents, patent applications, know-how or other proprietary rights that do not constitute Applicable Patent Rights or Applicable Know-How but nevertheless would be useful to develop, make, have made, use, sell, offer to sell, import or export (or otherwise commercialize) a Licensed Product, including prodrugs and analogues (collectively, "Derivative IP Rights"), Synchroneuron or Advisor, as applicable, agrees to offer such Derivative IP Rights to Somaxon upon terms and conditions developed by Synchroneuron or Advisor, as applicable. Such offer shall be made in writing, describing the Derivative IP Rights in reasonable detail and specifying the terms on which the Derivative IP Rights are available to Somaxon (the "Offer"). Within ten (10) days following receipt of the Offer, Somaxon may elect to negotiate in good faith the licensing of such Derivative IP Rights by giving Synchroneuron or Advisor, as applicable, written notice of such election. Upon receipt of such notice, the parties agree to negotiate in good faith toward a definitive agreement in respect of such Derivative IP Rights for a period of sixty (60) days or such longer period as the parties may mutually agree.

      2.4.2 In the event Somaxon does not exercise its right to negotiate with Synchroneuron or Advisor, as applicable, within such ten (10)-day period, or the parties otherwise fail to come to terms within the applicable period of negotiation, Synchroneuron or Advisor, as applicable, shall then have the right to offer the same Derivative IP Rights to any other third party; provided, however, that prior to entering into any binding agreement with any third party concerning the Derivative IP Rights, Somaxon shall have the right of first refusal to in-license or otherwise acquire the Derivative IP Rights from Synchroneuron or Advisor, as applicable, on the same terms available to the prospective third party by providing notice to Synchroneuron or Advisor, as applicable, within thirty (30) days of Somaxon's receipt of notice from Synchroneuron or Advisor, as applicable, of its proposed transaction with the prospective third party.

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3. DEVELOPMENT AND COMMERCIALIZATION; DILIGENCE

   3.1. Development and Regulatory Matters.

      A. Somaxon shall be solely responsible for conducting and paying for all clinical trials and for all regulatory filings/interactions, including pharmacovigilance related to the Licensed Product(s).

      B. Synchroneuron shall provide reasonable and appropriate assistance to Somaxon on the design and implementation of the clinical trials and such other matters relating to the Licensed IP as may be mutually agreeable to the parties. Somaxon shall promptly reimburse Synchroneuron, Advisor and Dr. Steven K. Gold for all expenses reasonably incurred by them during performance of such assistance or for other services approved by Somaxon in advance of performance upon presentation of receipts.

      C. Somaxon shall file for and hold any related NDA and other similar foreign regulatory filings related to the Licensed Product(s) in its name. Synchroneuron shall be entitled to have a representative attend and participate in (i) each meeting during which Somaxon's strategy with respect to meetings with the FDA or other like foreign government body is discussed and (ii) each meeting with the FDA or other like foreign government body during the conduct of Phase 2 Clinical Trials and Phase 3 Clinical Trials.

   3.2. Commercial Matters. Somaxon shall be solely responsible for conducting and paying for all commercialization matters relating to the Licensed Products, including any activities relating to sublicense of the Licensed Products, as well as the commercial development, marketing, promotion, manufacture, sale and distribution of the Licensed Products.

   3.3. Diligence. Subject to Somaxon's right to terminate, Somaxon shall use Commercially Reasonable Efforts to develop a commercial Licensed Product and to commercialize such Licensed Product in a timely manner. Any failure to include in an operating plan a reasonable budget for development of a commercial Licensed Product and commercialization of such Licensed Product shall be conclusive evidence of a failure to use Commercially Reasonable Efforts.

4. PAYMENTS

   4.1. Initial Payment. The parties acknowledge that, upon execution of the summary of terms which served as the basis for the negotiation and execution of this Agreement, Somaxon made to Synchroneuron an initial, non-refundable payment of One Hundred Thousand Dollars ($100,000), creditable as set forth in Section 4.3.

   4.2. Quarterly Payments. In consideration of the License granted hereunder and subject to the terms and conditions stated herein, Somaxon shall make the following payments to Synchroneuron, creditable as set forth in Section 4.3:

      4.2.1 Seventy Five Thousand Dollars ($75,000), on each October 9, January 9, April 9 and July 9 until the earlier of (i) receipt of Positive Data or (ii) January 8, 2006; and

      4.2.2 [***], on each October 9, January 9, April 9 and July 9 thereafter until [***]; and

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the
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      4.2.3 Two Hundred Fifty Thousand Dollars ($250,000), on each October 9,
January 9, April 9 and July 9 thereafter until the end of the Term.

      Provided, however, that in the event of (i) the sale of all or substantially all of Somaxon's assets, including the rights under the License, or (ii) consolidation or merger with or into another entity if, as a result of such consolidation or merger, the holders of Somaxon's capital stock prior to such consolidation or merger do not hold at least a majority of the combined voting power of the surviving entity (collectively, a "Sale Transaction"), if Somaxon is not already required to make quarterly payments under Section 4.2.3 above, the quarterly payments shall automatically increase to $250,000 for any applicable periods after the closing of the Sale Transaction;

      Provided, further, that in the event Somaxon sublicenses its U.S. rights under the License at a time when Somaxon is not already required to make quarterly payments under Section 4.2.3 above, then, upon the earlier of (i) July 9, 2008 or (ii) the date the sublicensee determines not to pursue the continued clinical development of at least one Licensed Product in the U.S., the quarterly payments shall automatically increase to Two Hundred Fifty Thousand Dollars ($250,000) for any applicable periods thereafter.

   4.3. Credits Against Royalty. Somaxon shall have the right to credit one hundred percent (100%) of the initial payment under Section 4.1 and any quarterly payments received by Synchroneuron under Section 4.2 against Royalties and Sublicense Fees due to Synchroneuron.

   4.4. Royalty.

      4.4.1 During the Term, Somaxon shall pay to Synchroneuron a [***] percent ([***]%) royalty ("Royalty") on Net Sales. No Royalty shall be due with respect to sales of Licensed Products pursuant to any Sublicense, subject to payment of the applicable percentage of Sublicense Fees as specified in Section 4.12 below. The parties allocate any Royalty to (i) Initial Patents and any Applicable Patent Rights [***] percent ([***]%) and (ii) Initial Know-How and any Applicable Know-How [***] percent ([***]%).

      4.4.2 Royalties payable under this Section 4.4 will be payable only once with respect to a particular Licensed Product and will be paid only once regardless of the number of patents or patent applications in Licensed IP with claims covering a Licensed Product.


   4.5. Permitted Reductions in Royalty. Subject to the last sentence of this
Section 4.5, the Royalty may be reduced up to a maximum of [***] percent ([***]%) of the Royalty otherwise due to account for (i) any and all royalties or other additional costs of goods paid by Somaxon to any third party (up to the actual extent of the royalties or other additional costs of goods paid to any third party) due to (a) any required license of proprietary rights (i.e., patents or Know-How) due to the probable infringement or misappropriation by a Licensed Product of such third-party rights (should such rights not have been secured by Synchroneuron) as determined by Somaxon in good faith and disclosed to Synchroneuron under the parties' covenants of confidentiality, or (b) any Combination Product, or (ii) any final, unappealable judgment awarded against Somaxon for damages for infringement of third party proprietary rights related to a Licensed Product. In connection with any such reduced Royalty, the parties shall cooperate with one another in good faith in connection with the negotiation and implementation of any related license(s) from one or more third parties; provided, however, that the parties understand and agree that Somaxon shall have sole discretion over the ultimate determination to enter into any such license(s) and the terms of any such license(s). In no event shall the Royalty payable to Synchroneuron hereunder be reduced pursuant to this Section
4.5 to less than [***] percent ([***]%) royalty on Net Sales.




*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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   4.6. Payment and Reports. Within sixty (60) days after the end of each calendar quarter in which Net Sales have occurred or Sublicense Fees are paid or are payable, Somaxon shall submit to Synchroneuron a written report setting forth for such preceding calendar quarter, the Net Sales, Sublicense Fees received or payable and the calculation of the Royalty and other amounts payable to Synchroneuron pursuant to this Article 4. Such report shall be accompanied by the total Royalty due, if any, to Synchroneuron pursuant to this Article 4, and any portions of Sublicense Fees shall be payable as set forth in Section 4.12. All payments shall be made in U.S. Dollars.

   4.7. Record Keeping by Somaxon. Somaxon shall keep, and shall cause its sublicensees to keep, complete and accurate books of accounts of record in connection with the manufacture, use, sublicensing and sale of Licensed Products to permit verification of Royalty and other payments due hereunder. Such records shall be maintained for a period of at least five (5) years from the date on which they were generated.

   4.8. Audit by Synchroneuron. Synchroneuron shall have the right to access books and records of Somaxon as may be reasonably necessary to verify the accuracy of the reports and payments made hereunder. Such access shall be conducted upon reasonable written notice to Somaxon and during normal business hours. Such access shall not be more frequent than twice per calendar year and may only occur with respect to a calendar quarter in the immediately preceding twenty-four (24) months. Notwithstanding the foregoing, in the event that Somaxon recovers any amounts from a sublicensee under a Sublicense following an audit by Somaxon pursuant to the terms of the Sublicense, regardless of the time such audit is performed by Somaxon, such amounts recovered by Somaxon shall be considered Sublicense Fees hereunder. Upon Somaxon's written request, Synchroneuron shall require the auditing party to sign a confidentiality agreement for the benefit of Somaxon. The results of such audit shall upon request be made available to Somaxon. If any audit discloses that the payments by Somaxon to Synchroneuron are incorrect in Somaxon's favor, then Somaxon shall pay any amount due to Synchroneuron within ten (10) days after receipt of the necessary documentation of the amount owed. If any audit discloses that the payments by Somaxon to Synchroneuron are incorrect in Synchroneuron's favor, then Somaxon shall have the right to credit any amount due to Somaxon against any quarterly payments and Royalties or Sublicense Fees due to Synchroneuron under Article 4 after receipt of the necessary documentation of the amount owed. If Synchroneuron's audit demonstrates an underpayment of more than five percent (5%) for the payment due to Synchroneuron during the audited period, Somaxon shall be liable for Synchroneuron's cost of the audit that discovered such underpayment. Otherwise, the parties shall bear their own costs of such audits.

   4.9. Withholding Taxes. Where required to do so by applicable law, rule or order of a governmental body, Somaxon shall withhold taxes required to be paid to a taxing authority in connection with any payments to Synchroneuron hereunder, and, upon request of Synchroneuron, Somaxon shall furnish Synchroneuron with satisfactory evidence of such withholding and payment. Somaxon shall cooperate with Synchroneuron in obtaining exemption from withholding taxes where available under applicable law. In addition, to the extent permitted by applicable law, upon the request of Synchroneuron, the parties will discuss in good faith the transfer of any applicable tax credits to Somaxon and payment to Synchroneuron in consideration of such transfer.

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   4.10. Interest on Late Payments. Somaxon shall pay interest to Synchroneuron at the "Prime Rate" published in the "Money Rates" section or other comparable section of The Wall Street Journal on the date (or next to occur business day, if such date is not a business day) on which payment should have been made pursuant to the applicable provisions of this Agreement plus [***] percent ([***]%) on all late payments applicable from the date on which payment should have been made pursuant to the applicable provisions of this Agreement until the date of payment. If The Wall Street Journal publishes a prime rate range, then the average of that range will be the Prime Rate.

   4.11. Equity.

      4.11.1 Subject to Section 7.4 below, in further consideration for the grant of the License hereunder and subject to the terms and conditions of this Agreement, Somaxon shall issue to Synchroneuron up to five hundred thousand (500,000) shares of common stock, par value $0.0001 per share, of Somaxon (the "Shares") upon the occurrence of the following events during the Term:

      A. [***] of the Shares upon the earlier of: (i) [***]; or (ii) [***]; and

      B. [***] of the Shares upon the earlier of: (i) [***]; or (ii) [***].

      The share amounts set forth in this Section 4.11.1 shall be appropriately adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations.

      4.11.2 The share certificate evidencing the Shares shall be endorsed with legends in substantially the form set forth on Exhibit 4.11.2 and the issuance of the Shares shall be subject to applicable federal and state securities laws and the Company's bylaws and other organizational documents. In addition to the matters set forth in Section 7.4, Synchroneuron shall make such additional representations and warranties at the time of the issuance of the Shares as may be reasonably requested by Somaxon solely to ensure compliance with applicable federal and state securities laws.

      4.11.3 Somaxon's obligation pursuant to this Section 4.11 to issue the Shares to Synchroneuron shall survive any Sale Transaction which closes during the Term based on the applicable conversion ratio for common stock in such Sale Transaction.

   4.12. Sublicense Payments. In connection with the receipt of any Sublicense Fees during the Term, Somaxon shall be required to make the payments to Synchroneuron set forth below within thirty (30) days of the receipt of such Sublicense Fees from the sublicensee:

      4.12.1 [***] percent ([***]%) of the Sublicense Fees received, if the Sublicense is executed after the Effective Date and before the End-of-Phase 2 Meeting; or

      4.12.2 [***] percent ([***]%) of the Sublicense Fees received, if the Sublicense is executed from and after the End-of-Phase 2 Meeting and before the completion of Phase 3 Clinical Trials; or

      4.12.3 [***] percent ([***]%) of the Sublicense Fees received, if the Sublicense is executed from and after the completion of Phase 3 Clinical Trials.



*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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5. PATENT RIGHTS

   5.1. Patent Prosecution and Maintenance. Except to the extent otherwise agreed by the parties in writing, Somaxon shall have the primary right and obligation to control prosecution, maintenance and defense against infringement, and assume all associated costs, with respect to the Licensed IP in the name of Synchroneuron. From and after the Effective Date, Somaxon shall be responsible for the preparation, filing, prosecution and maintenance of the Initial Patents and the Applicable Patent Rights, including all payment obligations accruing after the Effective Date. Synchroneuron and Advisor will assist Somaxon, at Somaxon's expense, in any such activities. Prior to the Effective Date, Synchroneuron has provided to Somaxon, and Somaxon acknowledges receipt of, a schedule setting forth the timing of all maintenance fees and other material prosecution and maintenance activities scheduled with respect to the Initial Patents and the Applicable Patent Rights Somaxon shall keep Synchroneuron reasonably informed as to the status of any of the Licensed IP, and shall allow Synchroneuron reasonable input into the prosecution, maintenance and defense of the Licensed IP. In the event Somaxon fails to make any required payments or take any action required for the preparation, filing, prosecution, maintenance or defense of the Initial Patents or the Applicable Patent Rights with respect to any of the Major Markets, Somaxon shall provide Synchroneuron with sufficient written notice and Synchroneuron shall have the right to make any such required payments or take any such required action and thereafter may terminate certain Somaxon rights on a country-by-country basis as applicable under the License pursuant to Section 9.4.1 hereof.

   5.2. Patent Enforcement.

      5.2.1 If either party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the Licensed IP by a third party, it shall promptly notify the other party in writing and provide any information available to that party relating to such alleged infringement or misappropriation.

      5.2.2 Somaxon shall have the first right, but not the obligation, to take action in Synchroneuron's name and Somaxon's own expense to secure the cessation of any infringement or misappropriation or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation concerning the Licensed IP. Synchroneuron agrees to assist Somaxon, at Somaxon's expense, in the prosecution of any action or legal proceedings related to infringement or misappropriation of the Licensed IP. If requested by Somaxon, Synchroneuron agrees to join any action or legal proceeding to enforce the Licensed IP against any third party. If Somaxon takes action or prosecutes legal proceedings relating to the infringement or misappropriation of the Licensed IP, Somaxon shall (a) reimburse Synchroneuron for its reasonable out-of-pocket costs associated with its assistance under this Section 5.2.2; and (b) within thirty
(30) days of receipt of any damages or costs in any such action or proceeding, pay to Synchroneuron five percent (5%) of any such damages or costs, after deduction of Somaxon's applicable legal fees and related costs directly attributable to the action for infringement of misappropriation. All other damages and costs recovered in any action or proceedings or by way of settlement shall belong to Somaxon. For the avoidance of doubt, (i) to the extent that Somaxon enters into a sublicense agreement with a formerly infringing party to permit such party to continue to sell Licensed Products, any amounts paid thereafter by such party to Somaxon pursuant to the sublicense agreement shall be considered "Sublicense Fees" for purposes of Section 4.12 and (ii) to the extent that Somaxon receives any amounts from a sublicensee representing damages recovered by the sublicense attributable to an action for infringement of misappropriation of the Licensed IP, such amounts shall be considered "Sublicense Fees" for purposes of Section 4.12.

      5.2.3 In the event that Somaxon does not pursue any such infringement or misappropriation within six (6) months of notice of any such infringement or misappropriation, Synchroneuron shall have the right, but not the obligation, to take action in its own name and its expense to secure the cessation of any such infringement or misappropriation or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation concerning the Licensed IP. If requested by Synchroneuron, Somaxon agrees to join any action or legal proceeding to enforce the Licensed IP against any third party. If Synchroneuron takes action or prosecutes legal proceedings relating to the infringement or misappropriation of the Licensed IP, after payment of Somaxon's reasonable out-of-pocket costs, all other damages and costs recovered in any action or proceedings or by way of settlement shall belong to Synchroneuron. If Synchroneuron assumes control of any infringement or misappropriation action hereunder, Synchroneuron may terminate certain Somaxon rights under the License pursuant to Section 9.4.2 hereof.

   5.3. Infringement Action by a Third Party. In the event of the institution of any suit by a third party against Somaxon for patent infringement arising from the manufacture, use, sale, distribution or marketing of any Licensed Product, Somaxon shall promptly notify Synchroneuron in writing of such suit. Somaxon shall have the sole right to defend such suit at its own cost and expense, and Synchroneuron shall, at Somaxon's expense, assist and cooperate with Somaxon in the defense of such suit. Synchroneuron shall have the right to approve any settlement that would adversely affect the Licensed IP, Synchroneuron's rights hereunder or result in any liability or admission on behalf of Synchroneuron. In the event Somaxon does not respond to such third-party suit within a reasonable period of time following institution of such suit, whether by settling the case, pursuing a defense or otherwise, the portion of Licensed IP at issue in such suit shall revert back to Synchroneuron without effect on the License covering the remaining portion of the Licensed IP.

   5.4. Diligence Obligations Related to Licensed IP. During the Term, Somaxon shall use Commercially Reasonable Efforts to prosecute, maintain and defend against infringement with respect to the Licensed IP in the Major Markets.

6. CONFIDENTIAL INFORMATION

   6.1. Non-use and Non-disclosure Obligations. Each of Synchroneuron and Somaxon shall use any information received by it from the other party solely in connection with performance of their respective obligations under this Agreement and shall not disclose such information to any third party, without the prior written consent of the other party. These obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to information that:

      6.1.1 is known by the receiving party, as evidenced by its records, at the time of receipt and not through a prior disclosure by the disclosing party;

      6.1.2 is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving party;

      6.1.3 is subsequently disclosed to the receiving party without restriction, as evidenced by its records, by a third party having the right to make such a disclosure;

      6.1.4 is developed by the receiving party, as evidenced by its records, independently of information received by it from the disclosing party hereunder; or

      6.1.5 is disclosed to any governmental authority in order to prosecute or maintain any Licensed IP or any regulatory authority to obtain approval to market a Licensed Product, but such disclosure may be made only to the extent necessary to pursue such prosecution or maintenance or to obtain such approval.

   6.2. Required Disclosure. The receiving party may disclose information to the extent that it is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a party, provided that only such portion of the information which is legally required to be disclosed is so disclosed and notice is promptly given to the other party in order to provide it an opportunity to seek a protective order or the like with respect to such information.

   6.3. Permitted Disclosure. Information provided under this Agreement may be disclosed to employees, agents, consultants, or suppliers of the receiving party, but only to the extent required to accomplish the purposes of this Agreement; provided that such employees, agents, consultants or suppliers shall also agree to appropriate and comparable confidentiality and non-use provisions. The receiving party shall be responsible for any breaches of this Agreement by its employees, agents, consultants, or suppliers.

   6.4. Return. Upon the termination of this Agreement, all material information of the disclosing party will be returned to the disclosing party (or destroyed by the receiving party, with written confirmation of such destruction), and the receiving party will make no further use thereof. Notwithstanding the foregoing, the receiving party may retain one copy of the information of the disclosing party solely for archival purposes to ensure compliance with the provisions of this Section 6.

   6.5. Relief. Money damages will not be an adequate remedy if this Section 6 is breached and therefore, either party may, in addition to any other legal or equitable remedies, seek and injunction or other equitable relief against such breach or threatened breach, without the necessity of posting any bond or surety.

   6.6. Publicity. Except as required by law, regulation or court order, all publicity, press releases and other announcements relating to the terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both parties. Notwithstanding the foregoing, (a) Somaxon may issue a press release or public announcement concerning any aspect of Somaxon's development or commercialization of a Licensed Product and (b) either party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other party, as reasonably necessary in connection with the due diligence process associated with future capital investment or the negotiation or exploration of a possible strategic transaction.

7. REPRESENTATIONS AND WARRANTIES AND COVENANTS

   7.1. Corporate Existence and Power. As of the Effective Date, each party represents and warrants to the other that: (1) with respect to Somaxon, it is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and with respect to Synchroneuron, it is a limited liability company duly organized, validly existing and in good standing under the laws of the state in which it is organized; and (2) it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the License and perform its obligations hereunder.

   7.2. Authority. As of the Effective Date, each party represents and warrants to the other that: (1) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (2) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms; (4) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this Agreement have been obtained; and (5) the execution and delivery of this Agreement and the performance of such party's obligations hereunder (A) do not conflict with or violate any requirement of applicable law or regulation or any provisions of such party's charter documents in any material way, and (B) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

   7.3. Intellectual Property.

      7.3.1 As of the Effective Date, Synchroneuron represents and warrants to Somaxon that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that the Licensed IP infringes the intellectual property rights of any third party.

      7.3.2 Synchroneuron represents and warrants that to Synchroneuron's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Licensed IP by any third party.

      7.3.3 Synchroneuron represents and warrants that no present or former collaborator, partner, employee or consultant of Synchroneuron or Advisor owns or has any proprietary, financial or other interest, direct or indirect, in the Licensed IP (excluding any financial interest in Synchroneuron in the form of equity, debt or compensation for services) that would have an adverse affect on the rights granted pursuant to this Agreement, and, to Synchroneuron's knowledge, no third party's confidential information is included in the Licensed IP.

      7.3.4 Synchroneuron agrees not to knowingly disclose to Somaxon, or use in connection with Synchroneuron's efforts for Somaxon, any confidential information belonging to any third party.

   7.4. Shares. In connection with the issuance of the Shares, Synchroneuron agrees, represents and warrants to Somaxon the following:

      7.4.1 The Shares to be received by Synchroneuron will be acquired for investment for Synchroneuron's own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

      7.4.2 Synchroneuron has received or has had full access to all the information Synchroneuron considers necessary or appropriate to make an informed investment decision with respect to the Shares.

      7.4.3 Synchroneuron understands that the ownership of the Shares involves substantial risk. Synchroneuron: (i) has experience as an investor in securities of companies in the development stage and acknowledges that Synchroneuron is able to fend for itself, can bear the economic risk of Synchroneuron's investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares and protecting its investment; or (ii) has a preexisting business relationship with Somaxon and certain of its officers, directors or controlling persons of a nature and duration that enables Synchroneuron to be aware of the character, business acumen and financial circumstances of such persons.

      7.4.4 Synchroneuron is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. Information with respect to qualifying as an "accredited investor" is set forth in Annex I hereto.

      7.4.5 Synchroneuron understands that the Shares are characterized as "restricted securities" under the Securities Act, and will be issued by Somaxon in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Synchroneuron represents that it is familiar with Rule 144 of the Securities and Exchange Commission and understands the resale limitations imposed thereby and by the Securities Act. Synchroneuron understands that Somaxon is under no obligation to register any of the securities sold hereunder.

      7.4.6 Synchroneuron hereby agrees, if so requested by the managing underwriters in connection with a public offering of Somaxon's common stock, that Synchroneuron will enter into a "lock-up" agreement providing that Synchroneuron will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, assign any legal or beneficial interest in or make a distribution of the Shares (including any other shares of capital stock of Somaxon which may issued as a dividend or distribution with respect to, or in exchange for, the Shares) in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to one hundred eighty (180) days after the date of the final prospectus relating to Somaxon's initial public offering. The foregoing provisions of this
Section 7.4.6 shall apply only to Somaxon's initial offering of equity securities, shall not apply to the sale of any shares by Synchroneuron to an underwriter pursuant to an underwriting agreement, and shall only be applicable to Synchroneuron if all officers, directors and greater than one percent (1%) stockholders of Somaxon are required to enter into similar agreements. In order to enforce the foregoing covenant, Somaxon may impose stop transfer instructions with respect to the Shares until the end of such period. Any discretionary waiver or termination of the restrictions in the "lock-up" agreements with respect to any officer, director or greater than one percent (1%) stockholder by Somaxon or the underwriters shall also be granted to Synchroneuron pro rata based on the number of shares subject to such restrictions.

   7.5. Information Rights. Somaxon shall deliver to Synchroneuron:

      7.5.1 as soon as practicable following the completion of a fiscal year, an income statement for such fiscal year, a balance sheet and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by Somaxon;

      7.5.2 as soon as practicable following the completion of the first three
(3) fiscal quarters of each fiscal year, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

      7.5.3 at the same time as it may be provided to Somaxon's investors, such other information relating to the financial condition, business, prospects or corporate affairs of Somaxon as is provided generally to Somaxon's investors.

   7.6. No Other Representations or Warranties. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE LICENSED IP IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. SYNCHRONEURON EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE LICENSED IP OR LICENSED PRODUCTS WILL MEET SOMAXON'S REQUIREMENTS (OR THOSE OF ITS CUSTOMERS) OR RESULT IN ANY OUTCOME. SYNCHRONEURON HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED IP AND LICENSED PRODUCTS INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

8. INDEMNIFICATION

   8.1. Indemnification by Synchroneuron. Synchroneuron shall indemnify, defend and hold harmless Somaxon and its affiliates and each of their respective employees, officers, directors and agents from and against any and all third party claims, allegations, liability, loss, damage, cost and expense (including reasonable attorneys' fees) resulting from or in connection with (i) the breach by Synchroneuron of any representation or warranty; (ii) violation of the trade secrets of any third party by Synchroneuron; or (iii) any third party claim that Synchroneuron willfully disclosed or made available to Somaxon any Licensed IP in violation of an obligation of Synchroneuron to such third party; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 8.1.

   8.2. Indemnification by Somaxon. Somaxon shall indemnify, defend and hold harmless Synchroneuron and Advisor and each of their respective employees, officers, directors and agents from and against any and all third party claims, allegations, liability, loss, damage, cost and expense (including reasonable attorney's fees) resulting from or in connection with (i) the breach by Somaxon of any representation or warranty; or (ii) claims, settlements, suits, actions, demands, or judgments arising out of any theory of product liability, personal injury, property damages, death (including actions in the form of tort, warranty or strict liability) by any third party concerning any product that is made, used, marketed or sold by Somaxon or its affiliates or sublicensees, including Licensed Products; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 8.2.

   8.3. Indemnification Procedures. Promptly after receipt by a party seeking indemnification under this Section 8 (an "Indemnitee") of notice of any pending or threatened claim against it (an "Action"), such Indemnitee shall give written notice to the party to whom the Indemnitee is entitled to look for indemnification pursuant to this Section 8 (the "Indemnifying Party") of the commencement thereof, provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. In case any Action that is subject to indemnification under this section shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Section 8 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, other than reasonable costs of investigation. The Indemnitee shall have the right to employ separate counsel and to participate in the defense of such Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if:
(i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf); (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such Action; or (iv) the Indemnifying Party shall authorize the Indemnitee to employ separate counsel at the Indemnifying Party's expense. No compromise or settlement of any Action may be effected by the Indemnifying Party without the Indemnitee's written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

   8.4. Insurance. Somaxon shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated. Somaxon shall, upon request, provide Synchroneuron with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Synchroneuron shall be named as an additional insured on any policies maintained hereunder by Somaxon.

9. TERM AND TERMINATION

   9.1. Term. The term of this Agreement shall begin upon the Effective Date, and unless sooner terminated as hereinafter provided, shall continue in full force and effect throughout the Term, in which event the Term shall end upon such earlier termination.

   9.2. Termination of Agreement by Somaxon. Somaxon may terminate this Agreement upon not less than thirty (30) days' written notice to Synchroneuron for any reason or no reason.

   9.3. Termination of Agreement by Synchroneuron. Synchroneuron may terminate this Agreement and the License upon the occurrence of one or more of the following:

      9.3.1 upon thirty (30) days written notice to Somaxon if Somaxon materially breaches the terms of this Agreement and does not cure such breach within a sixty (60)-day period following receipt of such notice (except in the case of Somaxon's failure to pay a quarterly payment to Synchroneuron in which case the period of cure is thirty (30) days). In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either party;

      9.3.2 immediately upon written notice to Somaxon in the event Somaxon becomes insolvent or initiates a voluntary proceeding under the U.S. Bankruptcy Code; or

      9.3.3 immediately upon written notice to Somaxon in the event Somaxon becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

   9.4. Termination of License for Portion of Licensed IP by Synchroneuron. Synchroneuron may terminate the License as to specified portions of the Licensed IP, as to such portion and upon the occurrence of the following events:

      9.4.1 In the event that Somaxon fails to make any required payments or take any action required for the preparation, filing, prosecution, maintenance or defense of the Initial Patents or the Applicable Patent Rights with respect to any of the Major Markets, as set forth in Section 5.1, upon sixty (60) days written notice to Somaxon, Synchroneuron may terminate the License as to the applicable Initial Patent or Applicable Patent Right on a county-by-country basis for which Somaxon has so failed to make payments or to take action; provided that following receipt of such notice Somaxon shall have a sixty
(60)-day period in which to cure such failure; and

      9.4.2 In the event that Synchroneuron assumes control of any infringement or misappropriation action with respect to the Licensed IP, as set forth in
Section 5.2.3, upon sixty (60) days written notice to Somaxon, Synchroneuron may terminate the License as to the applicable Licensed IP on a county-by-country basis in the territory in which Synchroneuron has assumed control of such infringement or misappropriation action; provided that following receipt of such notice Somaxon shall have a sixty (60)-day period in which to cure such failure.

      9.4.3 Upon any termination in accordance with Sections 9.4.1 or 9.4.2 above, Somaxon shall promptly assign to Synchroneuron the applicable regulatory approval or marketing authorization and any regulatory file with respect to the country(ies) for which the License has been terminated.

   9.5. Procedure upon Termination or Expiration of Agreement. Upon the termination of the Agreement by Somaxon pursuant to Section 9.2 or by Synchroneuron pursuant to Section 9.3 or 9.4, all applicable Licensed Product(s) and Licensed IP shall immediately revert back to Synchroneuron, free and clear of all claims, costs and expenses, and Somaxon shall promptly assign to Synchroneuron all clinical data, research data and other information developed or acquired by or on behalf of Somaxon relating to the Licensed Product or Licensed Product clinical trials. Furthermore, such termination shall not relieve either party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination. Upon the natural expiration of this Agreement at the end of the Term, Somaxon shall have a paid-up, perpetual, exclusive license to use the Initial Know-How and the Applicable Know-How with regard to the Licensed Products with no obligation of accounting or otherwise to Synchroneuron and Synchroneuron shall have no right to receive or use any information developed or acquired by Somaxon, including all data and other information from clinical trials, relating to the Licensed Products, and Synchroneuron shall have no obligation to make any further disclosures to Somaxon hereunder.

   9.6. Survival. Except as expressly provided herein, Sections 6, 8, 9.5, 9.6, 10, 11, 12 and any accrued rights to payment shall survive any expiration or early termination of this Agreement, as well as any other provisions which by their nature are intended to survive expiration or early termination.

10. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE FOR ANY (A) INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE, PUNITIVE OR SPECIAL DAMAGES INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY OR LOST PROFITS, (B) COST OF PROCURING SUBSTITUTE products, SERVICES OR TECHNOLOGY OR (C) AMOUNTS IN EXCESS OF THE AMOUNTS PAID OR PAYABLE HEREUNDER, ARISING OUT OF OR RELATED TO THE LICENSED IP OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO BREACHES OF THE LICENSES GRANTED HEREIN, BREACHES OF SECTION 6 OR THE INDEMNIFICATION OBLIGATIONS UNDER
SECTION 8. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.

11. DISPUTE RESOLUTION

   11.1. Informal Resolution. In the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the "Dispute"), prior to instituting any arbitration on account of such Dispute, the parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Somaxon and the Chief Executive Officer of Synchroneuron. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 11.1, then the parties shall resolve all such Disputes in accordance with Section 11.2.

   11.2. Arbitration. Any Dispute which has not been resolved by good faith negotiations between the parties shall be submitted by the parties to arbitration by the American Arbitration Association ("AAA") in the county and state in which the principal executive offices of the party not initiating the arbitration exist. Such arbitration shall be conducted under the commercial rules then in effect for the AAA except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. Each party shall choose one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in NY CPLR Section 7558(a), whether or not the New York Arbitration Act is deemed to apply to said arbitration. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the Dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of movement disorders. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

   11.3. Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding that body of law known as conflicts of law.

12. MISCELLANEOUS

   12.1. Unenforceability. Both parties hereby expressly state that it is the intention of neither party to violate any rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

   12.2. No Waiver. The failure by either party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a party to thereafter enforce each and every provision of this Agreement.

   12.3. Drafting. This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

   12.4. Assignment. This Agreement and the parties' rights and obligations hereunder shall not be assignable except with the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Somaxon shall have the right to assign this Agreement or its rights or obligations hereunder to any of its affiliates, successors in interest or acquirors of all or substantially all of its assets provided such affiliate, successor in interest or acquiror assumes all of Somaxon's obligations under this Agreement. Furthermore, without consent, Synchroneuron shall have the right to assign Synchroneuron's right to all or any portion of consideration payable to Synchroneuron hereunder to any third party other than a competitor of Somaxon (as determined in the reasonable judgment of Somaxon), upon prior written notice to Somaxon.

   12.5. Notices. Every notice, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication which may be, or is required to be, given or delivered under or with respect to this Agreement or by applicable law or statute shall be in writing and shall be deemed to have been sufficiently given for all purposes hereof upon receipt, if sent by overnight delivery (receipt verified) to the address below, or given personally to the address below, or at such other address within the continental United States as any party may hereafter designate by similar notice to the other.

         For Synchroneuron:
         ------------------

         President and Chief Executive Officer
         Synchroneuron, LLC
         69 Fifer Street
         Lexington, Massachusetts 02420
         Telephone: (617) 640-2559

         For Somaxon:
         ------------

         President and Chief Executive Officer
         Somaxon Pharmaceuticals, Inc.
         12750 High Bluff Drive, Suite 310
         San Diego, California 92130-2071
         Telephone: (858) 509-3670

   12.6. Entire Agreement. This Agreement contains the entire understanding between the parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the parties. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

   12.7. Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                  Synchroneuron, LLC

                                  By: /s/ Steven K. Gold
                                     -----------------------------------------
                                     Name:    Steven K. Gold, M.D.
                                     Title:   Chief Executive Officer

                                  Somaxon Pharmaceuticals, Inc.

                                  By: /s/ Kenneth Cohen
                                     -----------------------------------------
                                     Name:    Kenneth Cohen
                                     Title:   President and Chief Executive
                                              Officer

                                  Solely for purposes of Sections 2.1 and 2.4:

                                  /s/ Barry S. Fogel
                                  --------------------------------------------
                                  Barry S. Fogel, M.D.

                                     Annex I

           INFORMATION REGARDING QUALIFYING AS AN ACCREDITED INVESTOR

      The issuance of the Shares will be structured as a private placement in accordance with Regulation D promulgated under the Securities Act. To comply with the requirements of Regulation D, Somaxon must be an "accredited investor" (as defined in Rule 501(a) promulgated under the Securities Act).

      An "accredited investor" is defined in Rule 501(a) as, among other things:

      (1) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

      (2) Any director or executive officer of Somaxon (or any subsidiary of Somaxon);

      (3) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

      (4) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

      (5) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

      (6) Any entity in which all of the equity owners are accredited investors.

                           Exhibit 1.12
                           ------------

U.S. PATENT NOS.            TITLE                    FILING DATE    ISSUE DATE
----------------   ------------------------------    -----------    ----------
5,866,585          Methods of treating tardive        5/22/1997       2/2/1999
                   dyskinesia using NMDA receptor
                   antagonists
5,952,389          Methods of treating tardive        1/13/1998      9/14/1999
                   dyskinesia and other movement
                   disorders
6,057,373          Methods of treating tardive         1/4/1999       5/2/2000
                   dyskinesia and other movement
                   disorders using NMDA receptor
                   antagonists
6,294,583          Methods of treating tardive       11/18/1998      9/25/2001
                   dyskinesia and other movement
                   disorders
6,391,922          Treatment of posttraumatic         3/19/1999      5/21/2002
                   stress disorder,
                   obsessive-compulsive disorder
                   and related neuropsychiatric
                   disorders
6,689,816          Treatment of posttraumatic          3/1/2002      2/10/2004
                   stress disorder,
                   obsessive-compulsive disorder
                   and related neuropsychiatric
                   disorders

                                 Exhibit 4.11.2

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.

THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A COPY OF THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE RIGHTS AND LIMITATIONS OF EACH OUTSTANDING CLASS OF STOCK OF THE CORPORATION.